Delaware PAGE 1

 The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "SUSTUT EXPLORATION INC.", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF APRIL, A.D. 2006, AT 12:13 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4140386 8100 060338530	[SEAL]	/s/ Harriett Smith Windsor Harriett Smith Windsor AUTHENTICATION: 4659835 DATE: 04-11-06

CERTIFICATE OF INCORPORATION	State of Delaware Secretary of State Division of Corporations Delivered 12:28 PM 04/11/2006 FILED 12:13 PM 04/11/2006 SRV 060338530 - 4140386 FILE

FIRST: The name of this corporation shall be: SUSTUT EXPLORATION INC.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock. which this corporation is authorized to issue, is Two Hundred Million (200,000,000) shares of common stock with a par value of $.001.

FIFTH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road
Suite 400
Wilmington, Delaware 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyally to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 11th day of April, A.D. 2006.

Corporation Service Company, Incorporator

By:  /s/  Rita J. LePore
  Name: Rita J. LePore
    Assistant Secretary